Bruce M. Pritchett, L.C.
                                Attorney at Law
                          8 East Broadway, Suite 600A
                           Salt Lake City, Utah 84111
                                 (801) 363-1288


                                December 29, 2004



Jane  Butel  Corporation
400  Gold  Avenue,  Suite  750
Albuquerque,  New  Mexico  87102

Re:      Offering  by  Jane  Butel  Corp., a Florida corporation, of 168,049,167 common  shares

Dear  Sir  or  Madam:

         You have requested my opinion for Jane Butel Corporation, a Florica corporation ("Company") in conjunction with its aggregate offering of 168,049,167 common shares ("Shares") in the Company pursuant to the Form SB-2 filed on or about December 29, 2004 ("Registration Statement").

         In rendering the opinions hereinafter expressed, I have examined the Registration Statement, the Company's Articles of Incorporation and Bylaws, each as amended to date, and such other documents, records, certificates, memoranda and other instruments as I have deemed necessary as a basis for this opinion. I have also obtained from officers and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as I have deemed necessary and appropriate for purposes of this opinion.

         Without limiting the generality of the foregoing, in my examination, I have assumed without independent verification all documents submitted to me as originals are authentic, the signatures on all documents that I examined are genuine, and all documents submitted to me as certified, conformed, photostatic or facsimile copies conform to the original document, and all corporate records made available to me by the Company and all public records reviewed are accurate and complete.

         The opinions set forth herein are expressly limited to the effect of the general corporate laws of the State of Florida as in effect as of the date hereof and I do not purport to be expert on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, any other laws, including any federal securities law, or any state securities or "blue sky" laws or regulations.

         On the basis of the foregoing, and in reliance thereon, and having regard to legal considerations and other information that I deem relevant, I am of the opinion that the Shares, when and to the extent issued and sold in accordance with the Registration Statement, will be validly issued, fully paid and non-assessable.

         This opinion may not be relied upon by any other person, or used by you for any other purposes, without my prior written consent in each instance.

         I hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of my name under the caption "Legal Matters" in the prospectus included in the Registration Statement. In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations promulgated thereunder.


                         Very  truly  yours,



                         /s/  Bruce  M.  Pritchett,  LC